EXHIBIT 99.1

Realty Income Contact	ARCT Contact:
Tere H. Miller	Brian D. Jones
Vice President, Corporate Communications	CFO & Treasurer
(760) 741-2111, Ext. 1177	(646) 937-6900

Realty Income and American Realty Capital Trust Announce Amended Merger Agreement

Realty Income Provides ARCT Stockholders with One-Time Cash Payment of $0.35 per Share in Addition to the

Existing Fixed Exchange Ratio of 0.2874 Realty Income Shares for Each Share of ARCT Common Stock Owned

Realty Income Intends to Increase Annualized Dividend

Realty Income Provides 2012 Acquisition Update

Amended Agreement Represents Realty Income’s Best and Final Offer

ESCONDIDO, California and NEW YORK, New York, January 7, 2013 -- Realty Income Corporation, the Monthly Dividend Company®, (NYSE: O) (“Realty Income”) and American Realty Capital Trust, Inc., (NASDAQ: ARCT) ("ARCT") today announced that they have signed an amendment (the “Amendment”) to the previously announced definitive merger agreement (the “Merger Agreement”) between the two companies. Under the terms of the Merger Agreement, as amended by the Amendment, Realty Income will now pay ARCT stockholders a one-time cash payment of $0.35 per share in addition to the existing fixed exchange ratio of 0.2874 Realty Income shares for each share of ARCT common stock that they own. The additional cash consideration of $0.35 per share totals approximately $55.5 million in additional proceeds for the ARCT stockholders, of which approximately $52.5 million is being funded by Realty Income and $3.0 million by AR Capital LLC, including William M. Kahane, Chief Executive Officer, President and Director of ARCT, and Nicholas S. Schorsch, Chairman of the Board of Directors of ARCT.

Realty Income also announced that upon the closing of the transaction, its board of directors intends to increase the annualized dividend to Realty Income stockholders by approximately $0.35 per share, to an annualized rate of $2.17 per share beginning with the February 2013 distribution. This represents a $0.22 increase to the original dividend increase of $0.13 per share that Realty Income estimated when the transaction was initially announced. In addition, based on Realty Income’s strong revenue and Adjusted Funds from Operations outlook for 2013, Realty Income announced that its board of directors intends to raise the annualized dividend by $0.10 per share in February 2013 even if the ARCT transaction does not close. The $0.35 per share estimated annualized dividend increase expected after the close of the merger with ARCT includes this $0.10 per share increase.

Tom A. Lewis, Chief Executive Officer of Realty Income commented, “We strongly believe in the merits of this transaction, which will advance our strategic objectives of increasing our revenue generated by investment grade tenants and further diversifying our portfolio. The amended agreement announced today represents our best and final offer. By upsizing the increase of the annualized dividend to be paid, assuming the closing of the ARCT acquisition, we believe we have materially addressed the difference in dividend rates and that the interests of ARCT stockholders, as well as Realty Income’s existing stockholders, will be well served.”

Nicholas S. Schorsch, Chairman of ARCT, said, “We are extremely pleased to have reached this amended agreement with Realty Income. The ARCT board is confident that this increased offer from Realty Income not only achieves the highest attainable value for our stockholders, but also allows them to participate in the potential upside of the combined company. The $0.35 per share cash payment will provide ARCT stockholders with an immediate increase in transaction value of approximately $55.5 million, and the Realty Income dividend increase will enhance the income stream for ARCT stockholders as the combined company continues to grow.”

Realty Income and ARCT have confirmed that if ARCT stockholders do not approve the merger on its revised terms, then the Merger Agreement will be terminated, and if Realty Income obtains its stockholder approval, Realty Income will receive $4.0 million in expense reimbursement from ARCT. As disclosed in ARCT’s January 2, 2013 press release, the ARCT management team will continue to operate and grow ARCT consistent with its established operating, investment and capitalization strategies, should the Merger Agreement be terminated.

All other terms and conditions remain the same as those set out in the Merger Agreement as described in detail in the definitive proxy mailed to Realty Income and ARCT stockholders on December 6, 2012 and available on www.sec.gov. The transaction is expected to close in January 2013, following a vote by the stockholders of both companies on January 16, 2013.

The Special Meeting of Realty Income stockholders to consider and vote on the proposal to approve the issuance of shares of Realty Income common stock in connection with the acquisition, is scheduled for January 16, 2013. Realty Income stockholders of record as of December 6, 2012 will be entitled to vote on the proposal.

The Special Meeting of ARCT stockholders to consider and vote upon a proposal to approve the merger with Realty Income and the other transactions contemplated by the Merger Agreement providing for the acquisition of ARCT by Realty Income is scheduled for January 16, 2013. ARCT stockholders of record as of December 6, 2012 will be entitled to vote at the Special Meeting.

Realty Income and ARCT expect to file additional supplemental materials regarding the Amendment with the Securities and Exchange Commission soon and stockholders are urged to review these materials when available.

Realty Income 2012 Acquisitions and Dividend Update

Realty Income further announced that based on fourth quarter 2012 acquisitions activity, Realty Income’s total 2012 acquisitions have exceeded previous guidance. During the fourth quarter of 2012, Realty Income invested $449 million in real estate acquiring 189 new properties. For the year ended December 31, 2012, Realty Income invested $1.16 billion in real estate acquiring 423 new properties. This acquisition volume represents the highest annual level of acquisitions in Realty Income’s operating history. Based on this record acquisition year, Realty Income anticipates material increases in both funds from operations and adjusted funds from operations during 2013, whether or not the acquisition of ARCT is consummated. As noted above, given Realty Income’s strong outlook for 2013, it is also anticipated that the board of directors of Realty Income will raise the dividend by an annualized amount of $0.10 per share in February even if the ARCT transaction does not close.

BofA Merrill Lynch and Wells Fargo Securities are exclusive financial advisors to Realty Income on the transaction and Latham & Watkins LLP is legal counsel. Goldman, Sachs & Co. is the exclusive financial advisor to ARCT and Proskauer Rose LLP is legal counsel.

About Realty Income

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing stockholders with dependable monthly income. To date, Realty Income has paid 509 consecutive monthly dividend payments throughout its 43-year operating history and has raised the dividend 69 times since listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from over 3,000 properties owned under long-term lease agreements with 150 leading regional and national retail chains and other commercial enterprises. The company is an active buyer of commercial properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

About American Realty Capital Trust

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global

Select Market under the trading symbol "ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company's website at www.arctreit.com.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect Realty Income’s and ARCT’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals for the transaction and the approval of the merger agreement by the stockholders of both parties; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the companies; and the business plans of the customers of the respective parties. Additional factors that may affect future results are contained in Realty Income’s and ARCT’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Realty Income and ARCT disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information and Where to Find It

These materials are not a substitute for the Registration Statement on Form S-4 (File No. 333-184201) that Realty Income filed with the SEC in connection with the proposed transaction with ARCT, or the definitive joint proxy statement/prospectus sent to security holders of Realty Income and ARCT on or about December 6, 2012 seeking their approval of the proposed transaction. INVESTORS AND SECURITY HOLDERS OF REALTY INCOME AND ARCT ARE URGED TO CAREFULLY READ THESE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Realty Income and ARCT with the SEC at the SEC’s web site at www.sec.gov. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Realty Income or ARCT common stock.

Additional ARCT Contacts:

Investors:

Thomas Germinario / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550

Media:

Averell Withers / Jamie Moser / Matthew Sherman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449